Exhibit 10.8
EXHIBIT D TO THE NON-QUALIFIED STOCK OPTION GRANT NOTICE
TERMS AND CONDITIONS
ADDENDUM FOR EMPLOYEES IN ITALY
May 2008
     Pursuant to the Non-Qualified Stock Option Grant Notice to which this addendum is attached (the “Grant Notice”), Allergan, Inc. (the “Company”) granted to the participant specified on the Grant Notice (“Participant”) an option under the Allergan, Inc. 2008 Incentive Award Plan (the “Plan”) to purchase the number of shares of the Company’s common stock, par value $0.01 per share (“Stock”), indicated in the Grant Notice, subject to a general set of terms and conditions attached as “Exhibit A” to the Grant Notice (the “Terms”), the terms and conditions of the Grant Notice and the Plan, and the terms and conditions set forth in this addendum. The provisions of this addendum form an integral part of the Terms. The provisions of the Plan, the Grant Notice and the Terms that do not contradict the provisions of this addendum shall remain applicable.
     Capitalized terms not specifically defined herein shall have the meanings specified in the Plan.
1.	Acquired Rights.
•	The grant of the Option to Participant was wholly at the discretion of the Administrator and neither Participant’s receipt of the Option nor any other option or award imposes any obligation on the Administrator or the Company to grant Participant any additional awards under the Plan in the future.

•	The value or benefits derived from the Option shall not be taken into account in computing the amount of Participant’s salary or other compensation for the purposes of determining any pension, retirement or other benefits.

•	No account shall be taken of actual or further grants of options or other awards under the Plan for the purposes of any redundancy payments or for the purposes of any claim for compensation resulting from loss of employment in any way whatsoever.

•	Nothing in the Plan or in any document of any type executed pursuant to the Plan or relating to the Option shall confer upon Participant any right to continue in the employ or service of the Company, or shall affect the right of the Company to terminate the employment or service of Participant at any time for any or no reason or shall impose upon the Company any liability for any forfeiture, lapse or termination of the Option that may result from any such termination.
4.	Currency. All calculations under the Plan shall be prepared based on U.S. dollars. Amounts denominated in any currency other than U.S. dollars shall be converted into U.S. dollars on the basis of the Exchange Rate in effect on the relevant date. The “Exchange Rate” shall be the rate at which the relevant currency is converted into U.S. Dollars, as reported on the relevant date in The Wall Street Journal (or such other reliable source as may be selected from time to time by the Administrator in its discretion).

5.	Other Terms. The provisions of this Terms and Conditions Addendum for Employees in Italy shall supersede any provisions to the contrary in the Grant Notice, the Terms or the Plan.